Exhibit 10.1

LOAN AGREEMENT

for a loan in the amount of

$25,000,000

MADE BY AND BETWEEN

Ameris Bancorp,

310 First Street,

Moultrie, Georgia 31768

as Borrower

AND

NEXBANK SSB,

2515 McKinney Avenue, Suite 1100,

Dallas, Texas 75201,

as Lender

Dated as of August 28, 2013

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is made as of August 28, 2013 (the “Effective Date”), by and between Ameris Bancorp, a Georgia corporation (“Borrower”), and NEXBANK SSB, a Texas savings bank, its successors and assigns (“Lender”).

W I T N E S S E T H:

RECITALS

A. Borrower has applied to Lender for a revolving loan in the amount of up to $25,000,000, and Lender is willing to make the Loan on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

INCORPORATION OF RECITALS AND EXHIBITS

1.1 Incorporation of Recitals.

The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

1.2 Incorporation of Exhibits.

Exhibit A to this Agreement and attached hereto is incorporated in this Agreement and expressly made a part hereof by this reference.

ARTICLE II

DEFINITIONS

2.1 Defined Terms.

The following terms as used herein shall have the following meanings:

Adjusted EBITDA: For any Person and for any applicable period of determination thereof, an amount equal to (a) EBITDA minus (b) Permitted Tax Distributions minus (c) the sum of distributions, dividends and non-financed Capital Expenditures.

Advance: An advance by Lender to Borrower pursuant to Article IV.

Advance Request Form: A certificate, in a form approved by Lender, properly completed and signed by Borrower requesting a Revolving Credit Advance.

Affiliate: With respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity which, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a partner.

Agreement: As such term is defined in the Preamble.

Allowance for Loan and Lease Losses: As defined in accordance with the then-current regulations of the applicable Bank Regulatory Authority and as reported by any Person on the Regulatory Capital Schedule of their respective Call Report applicable to such period.

Applicable Rate: As such term is defined in Section 5.1(a).

Authorized Representative: The person appointed as the Authorized Representative pursuant to Section 17.3.

Average Total Assets: As defined in accordance with the then-current regulations of the applicable Bank Regulatory Authority and as reported by any Person on the Regulatory Capital Schedule of any their respective Call Report applicable to such period.

Bank: Ameris Bank, a bank organized under the laws of the State of Georgia and a wholly owned subsidiary of Borrower, and any other Subsidiary of Borrower, the deposits of which are insured by the FDIC pursuant to the FDIA.

Bank Regulatory Authority: Georgia Department of Banking & Finance, the OCC, the FDIC, the Board of Governors of the Federal Reserve System, OFAC and all other relevant bank regulatory authorities (including, without limitation, relevant state bank regulatory authorities).

Bankers Blanket Bond: A fidelity bond or insurance policy providing coverage for losses resulting from criminal activities and other actions of employees, officers or directors of the Bank.

Bankruptcy Code: Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute.

Borrower: As such term is defined in the Preamble.

Business Day: A day of the year on which banks are not required or authorized to close in Dallas, Texas.

Call Report: For the Bank, the “Consolidated Reports of Condition and Income” (FFIEC Form 031 or Form 041), or any successor form promulgated by the FFIEC.

Capital Expenditure: With respect to any Person, any expenditure by such Person for (a) an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real property, a fixed asset or a similar type of capitalized asset in accordance with GAAP or (b) an asset relating to or acquired in connection with an acquired business, and any and all acquisition costs related to clause (a) or (b) above.

Capital Lease Obligations: With respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Change of Control: (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of Beneficial Ownership (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of 35% or more of the capital stock or voting power of Borrower (or any one of its successors); (b) Borrower (or any one of its successors) consolidates with, or merges with or into, another Person, or conveys, transfers, leases or otherwise disposes directly or indirectly of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, Borrower, in each case, whether pursuant to one or any series of transactions, except where (i) Borrower is the surviving entity or (ii) the ultimate beneficial owners of Borrower’s outstanding capital stock or voting power immediately prior to such transaction or transactions own not less than 65% of the outstanding capital stock or voting power of Borrower (or such successor) immediately after such transaction or transactions; (c) the majority of the seats (other than vacant seats) on the board of directors of Borrower cease to be occupied by Persons who were members of the board of directors of Borrower on the Effective Date (the “Incumbent Board”); provided that if the election, or nomination for election by holders of Borrower’s common stock, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; or (d) Borrower shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the Equity Interests of the Bank.

Classified Assets: An asset classified as “Substandard,” “Doubtful,” “Loss” or a similar category in accordance with the then-current regulations of the applicable Bank Regulatory Authority; provided that “Classified Assets” shall not include an asset subject to a loss-sharing agreement with the FDIC.

Classified Assets to Tier 1 Capital Ratio: With respect to any Person, the ratio (expressed as a percentage) as of the last day of any fiscal quarter of (a) Classified Assets of such Person to (b) (i) Tier 1 Capital of such Person, plus (ii) Allowance for Loan and Lease Losses.

Collateral: Collectively, all of the property (including Equity Interests) in which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

Commitment: The obligation of Lender to make Revolving Credit Advances pursuant to Section 4.1 in an aggregate principal amount at any time outstanding up to but not exceeding $25,000,000, subject, however, to termination pursuant to Article XVI.

Consolidated Capital Expenditures: For any period, the aggregate of all Capital Expenditures of Borrower and its Subsidiaries during such period determined on a consolidated basis.

Consolidated Fixed Charges: For any period, the sum, without duplication, of the amounts determined for Borrower and its Subsidiaries on a consolidated basis equal to (a) Interest Expense, (b) scheduled payments of principal on Consolidated Total Debt, (c) Consolidated Capital Expenditures, and (d) the portion of Taxes based on income actually paid in cash and provisions for cash income Taxes.

Consolidated Total Debt: As at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

Constituent Documents: (a) in the case of a corporation, its articles or certificate of incorporation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its articles of organization, operating agreement, regulations and/or other organizational and governance documents and agreements; and (g) in the case of any other entity, its organizational and governance documents and agreements.

Control: As such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

Default or default: Any event, circumstance or condition, which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

Default Rate: A rate per annum equal to three percentage points (300 basis points) in excess of the Applicable Rate, but which shall not at any time exceed the Maximum Lawful Rate.

Depository Account: A deposit account opened and maintained by Bank with Lender, to be utilized in the manner set forth in Section 4.1(d).

EBITDA: For any period, Net Income of Bank for such period, plus, without duplication and to the extent deducted in calculating Net Income for such period, the sum of (a) Interest Expense for such period, (b) Taxes paid in cash during such period, (c) the amount of depreciation and amortization expense deducted in determining Net Income, (d) any extraordinary or non-recurring items reducing Net Income for such period, and (e) any non-cash items reducing Net Income for such period, minus (i) any extraordinary or non-recurring items increasing Net Income for such period and (ii) any non-cash items increasing Net Income for such period.

Effective Date: As defined in the Preamble.

Environmental Proceedings: Any environmental proceedings, whether civil (including actions by private parties), criminal, or administrative proceedings, relating to Borrower.

Equity Interests: Shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

ERISA: The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Event of Default: As such term is defined in Article XV.

FDIA: The Federal Deposit Insurance Act of 1933, as amended from time to time, and the regulations promulgated pursuant thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor Governmental Authority then performing the same or substantially similar duties.

Federal Funds Rate: For any day, a fluctuating rate of interest equal to the Federal Funds Rate as published in the “Money Rates” section of The Wall Street Journal. Any change in the rate will take effect on the effective date as indicated in The Wall Street Journal. Interest will accrue on any non-Business Day at the rate in effect on the immediately preceding Business Day.

Federal Reserve Bank: The Federal Reserve Bank or the Federal Reserve System, or any successor Governmental Authority then performing the same or substantially similar duties.

FFIEC: The Federal Financial Institutions Examination Council, or any successor Governmental Authority then performing the same or substantially similar duties.

Fixed Charge Coverage Ratio: With respect to any Person, the ratio as of the last day of any fiscal quarter of (a) Adjusted EBITDA, to (b) Consolidated Fixed Charges, in each case for Borrower and its subsidiaries, on a consolidated basis, all for the four fiscal quarter period ending on such date.

GAAP: Generally accepted accounting principles in the United States of America.

Governmental Approvals: All authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

Governmental Authority: Any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency (including any Bank Regulatory Authority), department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Guarantee: Any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

Including or including: Including but not limited to.

Indebtedness: Without duplication, with respect to any Person (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity

(including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

Intangible Assets: As defined in accordance with the then-current regulations of the applicable Bank Regulatory Authority.

Interest Expense: For any period, total interest expense of Borrower (including that portion attributable to Capital Lease Obligations), premium payments, debt discount, fees and related expenses with respect to all outstanding Indebtedness of Borrower

Internal Revenue Code: The Internal Revenue Code of 1986, as amended from time to time.

Late Charge: As such term is defined in Section 4.6.

Laws: Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

Lender: As defined in the opening paragraph of this Agreement, and including any successor holder of the Loan from time to time.

Leverage Ratio: With respect to any Person, the ratio (expressed as a percentage) as of the last day of any fiscal quarter of (a) Tier 1 Capital of such Person to (b) Average Total Assets of such Person.

LIBOR: With respect to any LIBOR Reset Period, the rate of interest at which deposits in U.S. dollars are offered to major banks in the London interbank market for a ninety (90) day period on the day that is two (2) LIBOR Business Days prior to the commencement of such LIBOR Reset Period, based on information presented by any interest rate reporting service of recognized standing selected by Lender, or if Lender determines that no interest rate reporting service has presented such information, the rate of interest at which deposits in U. S. dollars are offered to major banks in the London interbank market for a ninety (90) day period on the day that is two (2) LIBOR Business Days prior to the commencement of such LIBOR Reset Period by any bank reasonably selected by Lender. Under the terms of this Agreement, the applicable “LIBOR” rate is used by Lender as a reference rate. The use of ninety (90) day LIBOR as a reference rate does not mean the Borrower will actually pay interest on the Loan pursuant to a ninety (90) day contract or any other interest rate contract. Instead, the effective interest rate under this Agreement will adjust at the beginning of each LIBOR Reset Period.

LIBOR Business Day: A Business Day on which commercial banks are open for dealings in U.S. dollar deposits in the London interbank market.

LIBOR Reset Period: (i) as to the calendar month in which the Effective Date occurs, the period commencing on the Effective Date and ending on the last calendar day of such month and (ii) as to any month thereafter, the period commencing on the first calendar day of the month immediately following the end of the prior LIBOR Reset Period, and ending on the earlier of (a) the last calendar day of the month during which the Loan was made or most recently continued and (b) the Maturity Date.

Lien: With respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

Loan: Any Revolving Credit Advance.

Loan Documents: The collective reference to this Agreement, the documents and instruments listed in Section 4.2, and all the other documents and instruments entered into from time to time, evidencing or securing the Obligations or any obligation of payment thereof or performance of Borrower’s obligations in connection with the transaction contemplated hereunder, each as amended.

Loan Opening Date: The date of the initial disbursement of proceeds of the Loan.

Material Adverse Change or material adverse change: If, in Lender’s reasonable discretion, the business prospects, operations or financial condition of a Person or property has changed in a manner which would (a) materially impair the value of Lender’s security for the Obligations, (b) prevent timely repayment of the Obligations or (c) otherwise prevent the applicable Person from timely performing any of its material obligations under the Loan Documents.

Maturity Date: August 28, 2016.

Maximum Lawful Rate: As such term in defined in Section 5.3.

Moody’s: Moody’s Investors Service, Inc. and any successor thereto.

Net Income: For any period, the net income of Bank determined in accordance with GAAP.

Non-Performing Assets to Net Capital Ratio: With respect to any Person, the ratio (expressed as a percentage) as of the last day of any fiscal quarter of (a) (i) Total Non-Accrual Loans of such Person, plus (ii) Other Real Estate Owned of such Person to (b) (i) Total Capital of such Person, plus (ii) unrealized losses (gains) on securities for such Person, plus (iii) Allowance for Loan and Lease Losses of such Person, minus (iv) Intangible Assets of such Person.

Note: A promissory note, in the amount of the Commitment, executed by Borrower and payable to the order of Lender, evidencing the Loan.

Note Rate: A rate per annum equal to the sum of (a) LIBOR for the then-current LIBOR Reset Period plus (b) 400 basis points (4.0%).

Obligations: All obligations, indebtedness, and liabilities of Borrower to Lender or any Affiliate of Lender, or both, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities under this Agreement, the other Loan Documents, any cash management or treasury services agreements and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any bankruptcy, insolvency, reorganization or similar proceeding) and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

OCC: The Office of the Comptroller of the Currency, or any successor Governmental Authority then performing the same or substantially similar duties.

OFAC: As defined in Section 3.1(u).

Open the Loan, Opening of the Loan or Loan Opening: The disbursement of Loan proceeds.

Origination Fee: A fee in the amount of $35,000.

Other Real Estate Owned: As defined in accordance with the then-current regulations of the applicable Bank Regulatory Authority; provided that “Other Real Estate Owned” shall not include assets subject to a loss-sharing agreement with the FDIC.

Payment Date: The first day of each and every calendar month during the term of the Note.

Permitted Acquisition: A purchase or other acquisition by Borrower of: (a) all or substantially all of the assets of any Permitted Acquisition Target or all or substantially all of the assets constituting a line of business or a division of a Permitted Acquisition Target or (b) all of the Equity Interests of any Permitted Acquisition Target (including all of the voting rights); provided, in each case, that no Event of Default exists as of the consummation of the proposed acquisition and no Event of Default would be created thereby. Notwithstanding anything to the contrary set forth in this Agreement, Lender expressly acknowledges and agrees that the acquisition of The Prosperity Banking Company and Prosperity Bank, St. Augustine, Florida, is a Permitted Acquisition.

Permitted Acquisition Target: A Person whose assets, or whose Equity Interests, are acquired by Borrower in a Permitted Acquisition. A Person cannot be a Permitted Acquisition Target unless such Person is an entity or partnership incorporated, formed or otherwise organized under the laws of the United States, any State of the United States or the District of Columbia.

Permitted Investments: Each of the following:

(a) loans made in the ordinary course of business (including liquidity support to broker-dealer Subsidiaries);

(b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof, or as otherwise permitted by Borrower’s written investment policy in effect as of the Effective Date and provided to Lender;

(c) marketable direct obligations issued by any of the United States or any municipality thereof and currently having a rating of (i) AA or higher issued by S&P and (ii) Aa2 or higher issued by Moody’s, or as otherwise permitted by Borrower’s written investment policy in effect as of the Effective Date and provided to Lender;

(d) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(e) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $100,000,000;

(f) fully collateralized repurchase agreements with a term of not more than 30 days entered into with any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $100,000,000; and

(g) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

Permitted Liens: Each of the following:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 10.3;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings and which would not reasonably be expected to cause a Material Adverse Change;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (f) of Article XV; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower;

provided that the term “Permitted Liens” shall not include any Lien securing Indebtedness.

Permitted Tax Distributions: With respect to any Person, any dividend or distribution to any holder of such Person’s stock or other equity interests to permit such holders to pay federal income taxes and all relevant state and local income taxes at a rate equal to the highest marginal applicable tax rate for the applicable tax year, however denominated (together with any interest, penalties, additions to tax, or additional amounts with respect thereto) imposed as a result of taxable income attributed to such holder as a partner of such Person under federal, state, and local income tax laws, determined on a basis that combines those liabilities arising out of the net effect of the income, gains, deductions, losses, and credits of such Person and attributable to it in proportion and to the extent in which such holders hold stock or other equity interests of such Person.

Person: Any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, bank, Governmental Authority or other entity.

Revolving Credit Advance: Any Advance made by Lender to Borrower pursuant to Article IV of this Agreement.

Risk-Based Capital Guidelines: (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (c) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

Sanctioned Entity: (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

Sanctioned Person: A person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

Security Agreement: The Security Agreement to be executed by Borrower in form and substance satisfactory to Lender, as it may be amended, restated, supplemented or otherwise modified from time to time.

Security Documents: The Security Agreement and all other instruments, documents and agreements delivered by or on behalf of Borrower pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, Lender, a Lien on any real, personal or mixed property of Borrower as security for the Obligations.

Subordinated Indebtedness: Any Indebtedness of Borrower (other than the Loan) that has been subordinated to the Obligations by written agreement, in form and content satisfactory to Lender and which has been approved in writing by Lender as constituting Subordinated Indebtedness for purposes of this Agreement.

Subsidiary: (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Borrower or one or more of other Subsidiaries or by Borrower and one or more of such Subsidiaries, and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by one or more of Borrower and other Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP.

Swap Agreement: Any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower shall be a Swap Agreement.

Taxes: Any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Tier 1 Capital: As defined in accordance with the then-current regulations of the applicable Bank Regulatory Authority.

Tier 2 Capital: As defined in accordance with the then-current regulations of the applicable Bank Regulatory Authority.

Total Capital: As defined in accordance with the then-current regulations of the applicable Bank Regulatory Authority.

Total Non-Accrual Loans: Total value of the loans held by any Person, which loans are classified as non-accrual in accordance with the then-current regulations of the applicable Bank Regulatory Authority and/or Call Report instructions, or which loan meets any of the following conditions: (a) it is maintained on a cash basis because the borrower’s financial condition has deteriorated, (b) payment in full of principal or interest is not expected, or (c) principal or interest has been in default for a period of ninety (90) days or more (unless the loan is both well secured and in the process of collection); provided that “Total Non-Accrual Loans” shall not include loans subject to a loss-sharing agreement with the FDIC.

Total Risk-Based Capital Ratio: With respect to any Person, the ratio (expressed as a percentage) as of the last day of any fiscal quarter of (a) (i) Tier 1 Capital of such Person, plus (ii) Tier 2 Capital of such Person, to (b) Total Risk-Weighted Assets of such Person.

Total Risk-Weighted Assets: As defined in accordance with the then-current regulations of the applicable Bank Regulatory Authority.

2.2 Other Definitional Provisions.

All terms defined in this Agreement shall have the same meanings when used in the Note, any other Loan Documents, or any certificate or other document made or delivered pursuant hereto. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.

2.3 Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 10.1(a), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.

ARTICLE III

BORROWER’S REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties.

To induce Lender to execute this Agreement and perform its obligations hereunder, Borrower hereby represents and warrants to Lender as follows:

(a) Except as previously disclosed to Lender in writing, no litigation or proceedings are pending, or to the best of Borrower’s knowledge threatened, against Borrower or its Subsidiaries, which would, if adversely determined, reasonably be expected to cause a Material Adverse Change with respect to Borrower or its Subsidiaries. There are no pending Environmental Proceedings and Borrower has no knowledge of any threatened Environmental Proceedings or any facts or circumstances which may give rise to any future Environmental Proceedings.

(b) Borrower is a corporation duly organized and validly existing under the laws of the State of Georgia and has full power and authority to execute, deliver and perform all Loan Documents to which Borrower is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of Borrower. Each Loan Document to which Borrower is a party has been duly executed and delivered by Borrower and is the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(c) No consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or nongovernmental person or entity, including any creditor, partner, or member of Borrower or its Subsidiaries, is required in connection with the execution, delivery and performance of this Agreement or any of the Loan Documents other than the filing of UCC-1 financing statements, except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non-governmental person or entity where the failure to so obtain would not have a material adverse effect on Borrower or its Subsidiaries or which have been obtained as of any date on which this representation is made or remade. The Borrower and each Subsidiary of Borrower (i) has all Governmental Approvals required by any applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under applicable Law, except in each case (i), (ii) or (iii) where the failure to have, comply or file would not reasonably be expected to have a Material Adverse Change.

(d) The execution, delivery and performance of this Agreement, the execution and payment of the Note and the granting of the security interests under the Security Documents have not constituted and will not constitute, upon the giving of notice or lapse of time or both, a breach or default under any other agreement to which Borrower or its Subsidiaries is a party or may be bound or affected, or a violation of any Law or court order.

(e) Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(f) There is no default under this Agreement or any of the other Loan Documents, nor any condition which, after notice or the passage of time or both, would constitute a default or an Event of Default under said documents.

(g) No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan to be disbursed hereunder.

(h) All financial statements and other information previously furnished by Borrower or its Subsidiaries to Lender in connection with the Loan fairly present in all material respects the assets, liabilities, financial condition and results of operations of Borrower and its Subsidiaries as at the respective dates thereof and for the periods referred to therein. No Material Adverse Change with respect to Borrower or its Subsidiaries has occurred since the respective dates of such statements and information. None of Borrower or its Subsidiaries has any Indebtedness or other material liability, contingent or otherwise, not disclosed in such financial statements.

(i) Borrower has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Except as permitted by this Agreement, all such property is free and clear of Liens.

(j) Reserved.

(k) Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

(l) The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation T, U or X issued by the Board of Governors of the Federal Reserve System.

(m) Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(n) Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Change.

(o) Borrower is not a party in interest to any plan defined or regulated under ERISA, and the assets of Borrower are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

(p) Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change. No reports, financial statements, certificates or other information furnished by or on behalf of Borrower to Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(q) Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

(r) Borrower uses no trade name other than its actual name set forth herein. The principal place of business of Borrower is as stated in Section 17.16.

(s) Borrower’s place of formation or organization is the State of Georgia.

(t) All statements set forth in the Recitals are true and correct.

(u) None of Borrower or its Subsidiaries is (or will be) a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby agrees to provide to the Lender with any additional information that the Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower: (i) is a Sanctioned Person, (ii) has more than ten percent (10%) of its assets in Sanctioned Entities, or (iii) derives more than ten percent (10%) of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

3.2 Survival of Representations and Warranties.

Borrower agrees that all of the representations and warranties set forth in Section 3.1 and elsewhere in this Agreement are true as of the date hereof, will be true at the Loan Opening and, except for matters which have been disclosed by Borrower and approved by Lender in writing, at all times thereafter (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

ARTICLE IV

LOAN AND LOAN DOCUMENTS

4.1 Agreement to Borrow and Lend; Lender’s Obligation to Disburse; Borrowing Procedure.

Subject to the terms and conditions of this Agreement, Lender agrees to make a revolving credit loan to Borrower from time to time from the date hereof to and including the Maturity Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of the Commitment. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay, and reborrow hereunder.

(a) The obligation of Borrower to repay the Revolving Credit Advances and interest thereon shall be evidenced by the Note executed by Borrower, and payable to the order of Lender, in the principal amount of the Commitment as originally in effect. Borrower shall repay the unpaid principal amount of all Advances on the Maturity Date, unless sooner due by reason of acceleration by Lender as provided in this Agreement.

(b) Lender agrees, upon Borrower’s compliance with and satisfaction of all conditions precedent to the Loan Opening and provided no Material Adverse Change has occurred with respect to Borrower or its Subsidiaries and no Default or Event of Default has occurred and is continuing hereunder, to Open the Loan.

(c) To the extent that Lender may have acquiesced in noncompliance with any conditions precedent to the Opening of the Loan, such acquiescence shall not constitute a waiver by Lender, and Lender may at any time after such acquiescence require Borrower to comply with all such requirements.

(d) Bank shall, prior to the Opening of the Loan, open a Depository Account in the amount of $15,000,000, subject to the Bank’s compliance with Regulation F (12 CFR 206) and Bank’s internal policies related thereto, and any amounts in the Depository Account shall earn a minimum of the greater of (i) the Federal Funds Rate plus 30 basis points per annum and (ii) 55 basis points per annum.

(e) Borrower shall give Lender notice of each Revolving Credit Advance by means of an Advance Request Form containing the information required therein and delivered (by hand or by mechanically confirmed facsimile) to Lender no later than 2:00 p.m. Dallas time on a Business Day on the day on which the Revolving Credit Advance is desired to be funded. Advances shall be in a minimum amount of $100,000. Lender at its option may accept telephonic requests for such Advances, provided that such acceptance shall not constitute a waiver of Lender’s right to require delivery of an Advance Request Form in connection with subsequent Advances. Any telephonic request for a Revolving Credit Advance by Borrower shall be promptly confirmed by submission of a properly completed Advance Request Form to Lender, but failure to deliver an Advance Request Form shall not be a defense to payment of the Advance. Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Lender by Borrower and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it. Subject to the terms and conditions of this Agreement, each Revolving Credit Advance shall be made available to Borrower by depositing the same, in immediately available funds, in an account of Borrower designated by Borrower maintained with Lender at its principal office.

(f) Borrower agrees to pay to Lender an unused facility fee on the daily average unused amount of the Commitment for the period from and including the date of this Agreement to and including the Maturity Date, at the rate of 0.25% per annum based on a 360 day year and the actual number of days elapsed. For the purpose of calculating the unused facility fee hereunder, the Commitment shall be deemed utilized by the amount of all outstanding Advances. Accrued unused facility fees shall be payable quarterly in arrears on the first (1st) day of each April, July, October, and January during the term of this Agreement and on the Maturity Date.

4.2 Loan Documents.

Borrower agrees that it will, on or before the Loan Opening Date, execute and deliver or cause to be executed and delivered to Lender the following documents in form and substance acceptable to Lender:

(a) The Note.

(b) Each Security Document.

(c) Such UCC financing statements as Lender determines are advisable or necessary to perfect or notify third parties of the security interests intended to be created by the Loan Documents.

(d) Such other documents, instruments or certificates as Lender and its counsel may reasonably require, including such documents as Lender in its sole discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the Loan Documents, and to comply with the Laws.

4.3 Term of the Loan.

All principal, interest and other sums due under the Loan Documents shall be due and payable in full on the Maturity Date.

4.4 Prepayments.

Borrower shall have the right to make prepayments of the Loan, in whole or in part at any time. No prepayment of all or part of the Loan shall be permitted unless same is made together with the payment of all interest accrued on the Loan through the date of prepayment and an amount equal to any attorneys’ fees and disbursements actually incurred by Lender as a result of the prepayment.

4.5 Late Charge.

Any and all amounts due hereunder or under the other Loan Documents which remain unpaid on the tenth (10th) day after the date said amount was due and payable shall incur a fee (the “Late Charge”) at the Default Rate, which payment shall be in addition to all of Lender’s other rights and remedies under the Loan Documents, provided that no Late Charge shall apply to the final payment of principal on the Maturity Date. Nothing in this Section shall be deemed a cure period for the purpose of determining the occurrence of an Event of Default.

ARTICLE V

INTEREST

5.1 Interest Rate.

(a) Subject to Section 5.3, any outstanding principal of any Advance and (to the fullest extent permitted by law) any other amount payable by Borrower under this Agreement or any other Loan Document will bear interest at the Note Rate (the “Applicable Rate”), unless the Default Rate is applicable.

(b) Interest at the Applicable Rate (or Default Rate) shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

(c) Any outstanding principal of any Advance and (to the fullest extent permitted by law) any other amount payable by Borrower under this Agreement or any other Loan Document that is not paid in full when due (whether at stated maturity, by acceleration or otherwise) shall bear interest at the Default Rate for the period from and including the due date thereof to but excluding the date the same is paid in full. Additionally, at any time that an Event of Default exists, all outstanding and unpaid principal amounts of all of the Obligations shall, to the extent permitted by law, bear interest at the Default Rate. Interest payable at the Default Rate shall be payable from time to time on demand.

5.2 Required Principal and Interest Payments.

All accrued but unpaid interest on the principal balance of the Loan outstanding from time to time shall be payable on each Payment Date. The then outstanding principal balance of the Loan and all accrued but unpaid interest thereon shall be due and payable on the Maturity Date. Borrower may from time to time during the term of this Agreement borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Agreement; provided, however, that the total outstanding borrowings under this Agreement shall not at any time exceed the Commitment. The unpaid principal balance of the Loan at any time shall be the total amount advanced hereunder by Lender less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by Lender or otherwise noted in Lender’s records, which notations shall be, absent manifest error, conclusive evidence of the amounts owing hereunder from time to time. All payments (whether of principal or of interest) shall be deemed credited to Borrower’s account only if received by 2:00 p.m. Dallas time on a Business Day; otherwise, such payment shall be deemed received on the next Business Day.

5.3 Maximum Lawful Rate.

It is the intent of Borrower and Lender to conform to and contract in strict compliance with applicable usury law from time to time in effect. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contacted for, charged or received under this Agreement and the other Loan Documents exceed the highest lawful interest rate permitted under applicable law (the “Maximum Lawful Rate”). If Lender shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the Maximum Lawful Rate, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loan in the inverse order of its maturity and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the Loan so that the amount of interest on account of such obligation does not exceed the Maximum Lawful Rate. As used in this Section, the term “applicable law” shall mean the laws of the State of Texas or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

ARTICLE VI

COSTS OF MAINTAINING LOAN

6.1 Increased Costs and Capital Adequacy.

(a) Borrower recognizes that the cost to Lender of maintaining the Loan or any portion thereof may fluctuate and, Borrower agrees to pay Lender additional amounts to compensate Lender for any increase in its actual costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable from Borrower as a result of any change after the date hereof in any applicable Law, regulation or treaty (including any Risk-Based Capital Guideline), or in the interpretation or administration thereof, or by any domestic or foreign court, (i) changing the basis of taxation of payments under this Agreement to Lender (other than Taxes imposed on all or any portion of the overall net income or receipts of Lender), or (ii) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by Lender (which includes the Loan or any applicable portion thereof), or (iii) imposing on Lender any other condition affecting the Loan, provided that the result of the foregoing is to increase the cost to Lender of maintaining the Loan or any portion thereof or to reduce the amount of any sum received or receivable from Borrower by Lender under the Loan Documents.

(b) If the application of any Law, rule, regulation or guideline adopted or arising out of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other Law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing, or in the interpretation or administration thereof by any domestic or foreign Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on Lender’s capital to a level below that which Lender would have achieved but for such application, adoption, change or compliance (taking into consideration the policies of Lender with respect to capital adequacy), then, from time to time Borrower shall pay to Lender such additional amounts as will compensate Lender for such reduction with respect to any portion of the Loan outstanding.

(c) Any amount payable by Borrower under subsection (a) or subsection (b) of this Section 6.1 shall be paid within five (5) days of receipt by Borrower of a certificate signed by an authorized officer of Lender setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower, absent manifest error. Failure on the part of Lender to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of Lender’s right to demand payment of such amount for any subsequent or prior period. Lender shall use reasonable efforts to deliver to Borrower prompt notice of any event described in subsection (a) or (b) above, of the amount of the reserve and capital adequacy payments resulting therefrom and the reasons therefor and of the basis of calculation of such amount; provided, however, that any failure by Lender to so notify Borrower shall not affect Borrower’s obligation to pay the reserve and capital adequacy payment resulting therefrom.

6.2 Borrower Withholding.

If by reason of a change in any applicable Laws occurring after the date hereof, Borrower is required by Law to make any deduction or withholding in respect of any Taxes (other than Taxes imposed on or measured by the net income of Lender or any franchise Tax imposed on Lender), duties or other charges from any payment due under the Note to the maximum extent permitted by Law, the sum due from Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Lender receives and retains a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

ARTICLE VII

LOAN EXPENSE AND ADVANCES

7.1 Loan and Administration Expenses.

Borrower unconditionally agrees to pay all costs and expenses incurred by Lender in connection with the Loan, including all amounts payable pursuant to Sections 7.2 and 7.3 and any and all other fees owing to Lender pursuant to the Loan Documents or any separate fee agreement, and also including, without limiting the generality of the foregoing, all recording, filing and registration fees and charges, mortgage or documentary taxes, all insurance premiums, printing and photocopying expenses, survey fees and charges, cost of certified copies of instruments, cost of premiums on surety company bonds, all appraisal fees, insurance consultant’s fees, environmental consultant’s fees, travel related expenses and all costs and expenses incurred by Lender in connection with the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of Lender hereunder and, if any default or Event of Default occurs hereunder or under any of the Loan Documents or if the Loan or Note or any portion thereof is not paid in full when and as due, all costs and expenses of Lender (including, without limitation, court costs and counsel’s fees and disbursements and fees and costs of paralegals) incurred in attempting to enforce payment of the Loan and expenses of Lender incurred (including court costs and counsel’s fees and disbursements and fees and costs of paralegals) in attempting to realize, while a default or Event of Default exists, on any security or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any security for the Loan. Whenever Borrower is obligated to pay or reimburse Lender for any attorneys’ or paralegals’ fees, those fees shall include the reasonable allocated costs for services of in-house counsel. Borrower agrees to pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify and hold Lender harmless against all claims, liabilities, costs and expenses (including attorneys’ fees and expenses) incurred in relation to any claim by broker, finder or similar person.

7.2 Lender’s Attorneys’ Fees and Disbursements.

Borrower agrees to pay Lender’s attorney fees and disbursements incurred in connection with the Obligations, including (i) the preparation and negotiation of this Agreement and the other Loan Documents and the preparation of the closing binders, (ii) the disbursement, syndication, amendment, and administration of the Loan and (iii) the enforcement of the terms of this Agreement and the other Loan Documents.

7.3 Time of Payment of Fees and Expenses.

Borrower shall pay all expenses and fees incurred as of the Loan Opening on the Loan Opening Date (unless sooner required herein). At the time of the Opening of the Loan, Lender may pay from the proceeds of the initial disbursement of the Loan all Loan expenses and all fees payable to Lender. Lender may require the payment of outstanding fees and expenses as a condition to any disbursement of the Loan. Lender is hereby authorized, without any specific request or direction by Borrower, to make disbursements from time to time in payment of or to reimburse Lender for all Loan expenses and fees payable by Borrower hereunder.

7.4 Expenses and Advances Secured by Loan Documents.

Any and all advances or payments made by Lender under this Article VII from time to time, and any amounts expended by Lender pursuant to Article XVI, shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Note and secured by the Security Documents and the other Loan Documents.

7.5 Right of Lender to Make Advances to Cure Borrower’s Defaults.

In the event that Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), Lender may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Lender in so doing and shall constitute additional indebtedness evidenced by the Note and secured by the Security Documents and the other Loan Documents and shall bear interest at the Default Rate.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OPENING OF THE LOAN

8.1 Conditions Precedent to Initial Extension of Credit.

Borrower agrees that Lender’s obligation to open the Loan and make the initial Advance under the Note is conditioned upon Borrower’s delivery, performance and satisfaction of the following conditions precedent in form and substance satisfactory to Lender in its reasonable discretion:

(a) Loan Documents: The Lender shall have received copies of each of the documents set forth in Section 4.2, executed by the Borrower or its Subsidiaries, as the case may be, and recorded, if applicable, each in form and substance satisfactory to the Lender.

(b) Origination Fee: The Lender shall have received evidence that the Origination Fee and any other fees due at closing have been paid.

(c) Insurance Policies: Borrower shall have furnished to Lender policies or binders evidencing that insurance coverages are in effect with respect to Borrower, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(d) No Litigation: No litigation or proceedings shall be pending or threatened which would reasonably be expected to cause a Material Adverse Change with respect to Borrower or its Subsidiaries;

(e) Legal Opinions: Borrower shall have furnished to Lender an opinion from counsel for Borrower or its Subsidiaries covering due authorization, execution and delivery and enforceability of the Loan Documents, and creation and perfection of the security interests granted under the Loan Documents, and also containing such other legal opinions as Lender shall require, in form and substance satisfactory to Lender;

(f) Searches: Borrower shall have furnished to Lender current bankruptcy, federal tax lien and judgment searches and searches of all Uniform Commercial Code financing statements filed in each place UCC Financing Statements are to be filed hereunder, demonstrating the absence of adverse claims;

(g) Financial Statements: Borrower shall have furnished to Lender current annual financial statements of Borrower or its Subsidiaries and such other persons or entities connected with the Loan as

Lender may request, each in form and substance and certified by such individual as acceptable to Lender. Borrower and its Subsidiaries shall provide such other additional financial information Lender reasonably requires;

(h) Reserved;

(i) Equity Interests of Bank: Borrower shall have delivered to Lender the share certificates, if any, evidencing the Equity Interests of Bank;

(j) Organizational Documents: Borrower shall have furnished to Lender proof satisfactory to Lender of authority, formation, organization and good standing (or comparable active status) in the state of its incorporation or formation, of all corporate, partnership, trust and limited liability company entities (including Borrower and its Subsidiaries) executing any Loan Documents, whether in their own name or on behalf of another entity. Borrower shall also provide certified resolutions in form and content satisfactory to Lender, authorizing execution, delivery and performance of the Loan Documents, and such other documentation as Lender may reasonably require to evidence the authority of the persons executing the Loan Documents. Borrower shall also have delivered Constituent Documents for Borrower and Bank certified as of a date acceptable to Lender by the appropriate government officials of the state of incorporation or organization of Borrower and Bank. Borrower shall also have delivered a certificate of incumbency certified by an authorized officer or representative certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which Borrower and Bank is or is to be a party (including the certificates contemplated herein) on behalf of such Person together with specimen signatures of such individual Persons;

(k) No Default: There shall be no uncured Default or Event of Default by Borrower hereunder;

(l) Subordinated Indebtedness: Borrower shall deliver documentation related to all Subordinated Indebtedness satisfactory to Lender; and

(m) Additional Documents: Borrower shall have furnished to Lender such other materials, documents, papers or requirements regarding Borrower and its Subsidiaries as Lender shall reasonably request.

Notwithstanding anything to the contrary set forth herein, Lender shall be under no obligation to open the Loan unless Lender is able to sell or grant participations in the Loan to third parties prior to the Effective Date in an amount greater than $10,000,000.

8.2 Conditions Precedent to All Extensions of Credit.

The obligation of Lender to make any Advance (including the initial Advance) is subject to the following additional conditions precedent:

(a) Request for Advance. Lender shall have received in accordance with this Agreement an Advance Request Form pursuant to Lender’s requirements and executed by a responsible officer of Borrower.

(b) No Default. No Default shall have occurred and be continuing, or would result from or after giving effect to such Advance.

(c) No Material Adverse Change. No Material Adverse Change has occurred and no circumstance exists that would reasonably be expected to result in a Material Adverse Change.

(d) Representations and Warranties. All of the representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Advance with the same force and effect as if such representations and warranties had been made on and as of such date.

(e) Additional Documentation. Lender shall have received such additional approvals, opinions, or documents as Lender or its legal counsel may reasonably request.

Each Advance hereunder shall be deemed to be a representation and warranty by Borrower that the conditions specified in this Section 8.2 have been satisfied on and as of the date of the applicable Advance.

ARTICLE IX

RESERVED

ARTICLE X

AFFIRMATIVE COVENANTS

Borrower covenants and agrees as follows:

10.1 Furnishing Information.

(a) Financial Reports. Borrower shall deliver or cause to be delivered to Lender quarterly financial statements and a duly executed Certificate of Compliance in the form of Exhibit B attached hereto within forty-five (45) days after the end of each calendar quarter and an annual financial statement within seventy-five (75) days after the end of each calendar year.

(b) Call Reports. As soon as available, and in no event more than sixty (60) days after the end of each fiscal quarter of the Bank, copies of the Bank’s Call Reports or other quarterly reports of condition and income furnished to Governmental Authorities.

(c) FR Y-9SP. If applicable to Borrower, as soon as available, and in any event no later than sixty (60) days after the end of each fiscal quarter, the Borrower’s complete form FR Y-9SP as filed with the Federal Reserve Bank in the applicable Federal Reserve District.

(d) FR Y-6. If applicable to Borrower, as soon as available, and in any event within ninety (90) days after the end of each fiscal year, the Borrower’s complete form FR Y-6 as filed with the Federal Reserve Bank in the applicable Federal Reserve District.

(e) Federal Reserve Bank or FDIC. As soon as available, all other non-confidential reports filed by or on behalf of Borrower or Bank with the Federal Reserve Bank or FDIC.

(f) Bankers Blanket Bond. On the next Business Day after the earlier of notice of intention to cancel or cancellation, in whole or in part, of any Bankers Blanket Bond, a copy of the written notice to cancel or cancellation, including a copy of any correspondence received from the underwriter or underwriters of such Bankers Blanket Bond related to such intention to cancel or cancellation.

(g) USA Patriot Act. Promptly upon the request thereof, such other information and documentation required by Bank Regulatory Authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations (including, without limitation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended), as from time to time reasonably requested by the Lender.

(h) Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after Borrower obtains knowledge thereof) telephonic and written notice of the commencement of all proceedings by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary of Borrower or any of their respective properties, assets or businesses that if adversely determined would reasonably be expected to result in a Material Adverse Change.

(i) Additional Information. Such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary as the Lender may reasonably request.

10.2 Maintenance of Insurance.

Borrower shall maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies and financial institutions engaged in the same or similar businesses operating in the same or similar locations.

10.3 Payment of Taxes.

Borrower shall pay all Taxes before the same become delinquent, provided, however, that Borrower shall have the right to pay such tax under protest or to otherwise contest any such tax or assessment, but only if such contest has the effect of preventing the collection of such Taxes so contested and also of preventing the attachment of any Lien to any of Borrower’s property.

10.4 Lender’s Attorneys’ Fees for Enforcement of Agreement.

In case of any Default or Event of Default hereunder, Borrower (in addition to Lender’s attorneys’ fees, if any, to be paid pursuant to Section 7.3) will pay Lender’s attorneys’ and paralegal fees (including, without limitation, any attorney and paralegal fees and costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post- judgment enforcement action including, without limitation, supplementary proceedings) in connection with the enforcement of this Agreement; without limiting the generality of the foregoing, if at any time or times hereafter Lender employs counsel (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted) for advice or other representation with respect to this Agreement, or any of the other Loan Documents, or to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral, or to attempt to enforce any security interest or lien in any portion of the Collateral, or to enforce any rights of Lender or Borrower’s obligations hereunder, then in any of such events all of the attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto (including fees and costs of paralegals), shall constitute an additional liability owing by Borrower to Lender, payable on demand.

10.5 Use of Proceeds.

The proceeds of the Loan will be used only for (a) working capital and general corporate purposes; (b) to the extent permitted under this Agreement, Permitted Acquisitions, including, without limitation the acquisition of The Prosperity Banking Company and Prosperity Bank; and (c) the redemption of outstanding shares of Borrower’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A. No part of the proceeds of the Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of regulations of any Bank Regulatory Authority, including Regulations T, U and X.

10.6 Lost Note.

Upon Lender’s furnishing to Borrower an affidavit to such effect, Borrower shall, if the Note is mutilated, destroyed, lost or stolen, deliver to Lender, in substitution therefor, a new note containing the same terms and conditions as the Note.

10.7 Indemnification.

BORROWER SHALL INDEMNIFY LENDER, INCLUDING EACH PARTY OWNING AN INTEREST IN THE LOAN AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND CONSULTANTS (EACH, AN “INDEMNIFIED PARTY”) AND DEFEND AND HOLD EACH INDEMNIFIED PARTY HARMLESS FROM AND AGAINST ALL CLAIMS (INCLUDING, WITHOUT LIMITATION, ANY CIVIL PENALTIES OR FINES ASSESSED BY OFAC), INJURY, DAMAGE, LOSS AND LIABILITY, COST AND EXPENSE (INCLUDING ATTORNEYS’ FEES, COSTS AND EXPENSES) OF ANY AND EVERY KIND TO ANY PERSONS OR PROPERTY BY REASON OF (I) ANY BREACH OF REPRESENTATION OR WARRANTY, DEFAULT OR EVENT OF DEFAULT UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR RELATED DOCUMENT; OR (II) ANY OTHER MATTER ARISING IN CONNECTION WITH THE LOAN, BORROWER OR ITS SUBSIDIARIES. BORROWER’S DUTY TO INDEMNIFY, HOLD HARMLESS, AND DEFEND THE INDEMNIFIED PARTIES AGAINST LOSSES EXTENDS TO LOSS THAT MAY BE CAUSED OR ALLEGED TO BE CAUSED IN PART BY THE NEGLIGENCE OF INDEMNITEES TO THE FULLEST EXTENT THAT SUCH INDEMNIFICATION IS PERMITTED BY APPLICABLE LAW. THE FOREGOING INDEMNIFICATION SHALL SURVIVE REPAYMENT OF THE LOAN AND SHALL CONTINUE TO BENEFIT LENDER FOLLOWING ANY ASSIGNMENT OF THE LOAN WITH RESPECT TO MATTERS ARISING OR ACCRUING PRIOR TO SUCH ASSIGNMENT.

10.8 Depository Account.

Bank shall at all times maintain at least $15,000,000 in the Depository Account, subject to any limitations thereon contained in, and compliance with, Regulation F (12 CFR 206) and Bank’s internal policies relating thereto, which Depository Account shall earn a minimum of fifty-five (55) basis points annually. Lender hereby confirms that it shall have no, and hereby waives any, right of offset or set-off against the Depository Account for any obligations of the Borrower hereunder or under any other Loan Document.

ARTICLE XI NEGATIVE

COVENANTS

Borrower covenants and agrees as follows:

11.1 Reserved.

11.2 Liens.

Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Liens;

(b) any Lien on any property or asset of Borrower existing on the date hereof; provided that (i) such Lien shall not apply to any other property or asset of the Borrower and (ii) such Lien shall secure only those obligations which it secures on the date hereof; and

(c) Liens on fixed or capital assets acquired, constructed or improved by the Borrower; provided that (i) such security interests secure Indebtedness not exceeding $500,000 in the aggregate, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower.

11.3 Fundamental Changes; Disposition of Assets.

The Borrower will not engage to any material extent in any business other than businesses of the type conducted by the Borrower on the Effective Date and businesses reasonably related thereto.

11.4 Investments, Loans, Advances, Guarantees and Acquisitions.

The Borrower will not, without Lender’s written consent, purchase, hold or acquire any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) Investments made in the Bank;

(c) (i) Guarantees in effect as of the Effective Date; (ii) Guarantees of any trust preferred securities arrangements of any Permitted Acquisition Target; and (iii) any other Guarantees pertaining to obligations not exceeding $1,000,000 in the aggregate at any time; and

(d) Permitted Acquisitions; provided that Borrower may only incur or assume any Indebtedness in connection with a Permitted Acquisition if no Event of Default exists as of the incurrence or assumption of such Indebtedness, and no Event of Default would be created thereby.

11.5 Swap Agreements.

The Borrower will not enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower has actual exposure, and (b) Swap Agreements entered into in order to effectively cap, floor, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower.

11.6 Reserved.

11.7 Transactions with Affiliates.

Except as otherwise permitted hereunder, Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties.

11.8 Restrictive Agreements.

The Borrower will not, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 11.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

11.9 Leverage Ratio.

As of the last day of any fiscal quarter, the Bank shall have a Leverage Ratio of 8% or greater for the four most recently ended fiscal quarters. As of the last day of any fiscal quarter, the Borrower shall have a Leverage Ratio of 7% or greater for the four most recently ended fiscal quarters.

11.10 Total Risk-Based Capital Ratio.

As of the last day of any fiscal quarter, the Bank shall have a Total Risk-Based Capital Ratio of 12% or greater.

11.11 Non-Performing Assets to Net Capital Ratio.

As of the last day of any fiscal quarter, the Bank shall have a Non-Performing Assets to Net Capital Ratio of 40% or less for the four most recently ended fiscal quarters.

11.12 Classified Assets to Tier 1 Capital Ratio.

As of the last day of any fiscal quarter, the Bank shall have a Classified Assets to Tier 1 Capital Ratio of no greater than 50%.

11.13 Fixed Charge Coverage Ratio.

As of the last day of any fiscal quarter, Borrower shall not permit the Fixed Charge Coverage Ratio to be less than 1.50 to 1.0 for the four most recently ended fiscal quarters.

11.14 Limitation on Payments and Modification of Subordinated Indebtedness.

Without the prior written consent of Lender, the Borrower shall not amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Subordinated Indebtedness in any respect.

ARTICLE XII

RESERVED

ARTICLE XIII

ASSIGNMENTS BY LENDER AND BORROWER

13.1 Assignments and Participations.

Lender may from time to time sell the Loan and the Loan Documents (or any interest therein) and may grant participations in the Loan. Borrower agrees to cooperate with Lender’s efforts to do any of the foregoing and to execute all documents reasonably required by Lender in connection therewith which do not change the economic terms, including, without limitation, interest rate, repayment terms, maturity date and financial covenants, or otherwise materially adversely affect Borrower’s rights under the Loan Documents.

13.2 Prohibition of Assignments by Borrower.

Borrower shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void.

13.3 Successors and Assigns.

Subject to the foregoing restrictions on transfer and assignment contained in this Article XIII, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

ARTICLE XIV

TIME OF THE ESSENCE

14.1 Time is of the Essence.

Borrower agrees that time is of the essence under this Agreement.

ARTICLE XV

EVENTS OF DEFAULT

15.1 Events of Default.

The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a) Failure of Borrower (i) (A) to make any payment when due, or (B) to observe or perform any of the other covenants or conditions by Borrower to be performed under the terms of this Agreement or any other Loan Document concerning the payment of money, for a period of ten (10) days after written notice from Lender that the same is due and payable; or (ii) other than as is covered by Sections 15.1(l) or 15.1(n), for a period of thirty (30) days after written notice from Lender, to observe or perform any non-monetary covenant or condition contained in this Agreement or any other Loan Documents; provided that if any such failure concerning a non-monetary covenant or condition covered by Sections 11.9, 11.10, 11.11, 11.12, or 11.13, or is otherwise susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Borrower shall have an additional sixty (60) day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as Borrower commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting ninety (90) day period from the date of Lender’s notice; and provided further that if a different notice or grace period is specified under any other subsection of this Section 15.1 with respect to a particular breach, or if another subsection of this Section 15.1 applies to a particular breach and does not expressly provide for a notice or grace period the specific provision shall control.

(b) Any assignment in violation of Section 13.2.

(c) If any warranty, representation, statement, report or certificate made now or hereafter by Borrower or its Subsidiaries is untrue or incorrect at the time made or delivered, provided that if such breach is reasonably susceptible of cure, then no Event of Default shall exist so long as Borrower cures said breach (i) within the notice and cure period provided in (a)(i) above for a breach that can be cured by the payment of money or (ii) within the notice and cure period provided in (a)(ii) above for any other breach.

(d) Borrower or the Bank shall commence a voluntary case concerning Borrower or the Bank under the Bankruptcy Code; or an involuntary proceeding is commenced against Borrower or the Bank under the Bankruptcy Code and relief is ordered against Borrower, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of Borrower or the Bank; or the Borrower or the Bank commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to the Borrower or the Bank; or there is commenced against Borrower or the Bank any such proceeding which remains undismissed or unstayed for a period of sixty (60) days; or the Borrower or the Bank fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or the Bank by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days.

(e) Borrower or the Bank shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of Borrower or the Bank are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

(f) Reserved.

(g) If Borrower shall fail to pay any debt owed by it or is in default under any agreement with Lender or any other party (other than a failure or default for which Borrower’s maximum liability does not exceed $500,000) and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto.

(h) If a Material Adverse Change occurs with respect to Borrower or the Bank.

(i) The failure at any time of a security interest created under any Security Document to be a valid first lien upon the Collateral described therein.

(j) Reserved.

(k) A Change of Control shall occur.

(l) Failure of Borrower to comply with Section 10.1 which failure is not cured within three (3) Business Days after notice thereof from Lender.

(m) The occurrence of any other event or circumstance denominated as an Event of Default in this Agreement or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.

(n) Reserved.

(o) If (i) any Bank Regulatory Authority or other Governmental Authority having regulatory authority over the Borrower or the Bank shall impose any restriction on the Borrower or the Bank with respect to the payment of dividends from the Bank to the Borrower, (ii) the Bank shall cease for any reason to be an insured bank under the FDIA, (iii) the FDIC or any other Governmental Authority shall issue a cease and desist order to take other action of a disciplinary or remedial nature against the Borrower or the Bank and such order or other action would reasonably be expected to have a Material Adverse Change or there shall occur with respect to the Bank any event that is grounds for the required submission of a capital restoration plan under 12 U.S.C. § 1831o(e)(2) and the regulations thereunder, or (iv) the Borrower or the Bank shall enter into a written supervisory or similar agreement with any Bank Regulatory Authority or other Governmental Authority for any reason, but only to the extent that such supervisory or similar agreement would have a Material Adverse Change with respect to the Bank or the Borrower.

(p) Without limiting the generality of Section 15.1(o), the appointment of a conservator or receiver for the Bank by any “appropriate Federal banking agency” as defined in the FDIA (12 U.S.C. § 1813(q)), by any state supervisory agency or by the FDIC or any successor thereto pursuant to the FDIA; or the organization of a bridge bank to purchase assets and assume liabilities of the Bank pursuant to the FDIA; or the provision of any form of assistance to the Bank by the FDIC pursuant to the FDIA or other Governmental Authority.

(q) The Borrower shall cease to be a financial holding company.

(r) The subordination provisions related to any Subordinated Indebtedness or any other agreement, document or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Loans, for any reason shall not have the priority contemplated by this Agreement or any such subordination provisions.

ARTICLE XVI

LENDER’S REMEDIES IN EVENT OF DEFAULT

16.1 Remedies Conferred Upon Lender.

Upon the occurrence of any Event of Default, Lender may, without notice, pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a)	Enforce any Liens or security interests under the Security Documents;

(b)	Declare the Note to be immediately due and payable;

(c)	Use and apply any monies or letters of credit deposited by Borrower with Lender, regardless of the purposes for which the same was deposited, to cure any such default or to apply on account of any indebtedness under this Agreement which is due and owing to Lender;

(d)	Terminate the Commitment or declare the Obligations or any part thereof to be immediately due and payable, or both, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower.

(e)	Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Lender by operation of Law.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 15.1(d), (e), (o), (p) or (q) with respect to Borrower or the Bank, the Commitment shall automatically terminate and all amounts evidenced by the Note shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrower, all of which are hereby expressly waived by Borrower. In addition to the foregoing, if any Event of Default shall occur and be continuing, Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.

ARTICLE XVII

GENERAL PROVISIONS

17.1 Captions.

The captions and headings of various Articles, Sections and subsections of this Agreement and Schedules and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

17.2 Modification; Waiver.

No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought.

17.3 Authorized Representative.

Borrower hereby appoints Dennis J. Zember, Jr. as its Authorized Representative for purposes of dealing with Lender on behalf of Borrower in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loan. The Authorized Representative shall have the power, in his discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take any other action on behalf of Borrower. All actions by the Authorized Representative shall be final and binding on Borrower. Lender may rely on the authority given to the Authorized Representative until actual receipt by Lender of a duly authorized resolution substituting a different person as the Authorized Representative. No more than one person shall serve as Authorized Representative at any given time.

17.4 Governing Law.

Irrespective of the place of execution and/or delivery, this Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of Texas.

17.5 Acquiescence Not to Constitute Waiver of Lender’s Requirements.

Each and every covenant and condition for the benefit of Lender contained in this Agreement may be waived by Lender, provided, however, that to the extent that Lender may have acquiesced in any noncompliance with any conditions precedent to the Opening of the Loan or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Lender of such requirements with respect to any future disbursements of Loan proceeds.

17.6 Disclaimer by Lender.

This Agreement is made for the sole benefit of Borrower and Lender, and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement. Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others. Lender, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower or fiduciary of Borrower. No payment of funds directly to a contractor or subcontractor or provider of services shall be deemed to create any third-party beneficiary status or recognition of same by the Lender.

17.7 Partial Invalidity; Severability.

If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Law.

17.8 Definitions Include Amendments.

Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lender. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

17.9 Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

17.10 Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender, embody the entire agreement and supersede all prior agreements, written or oral, relating to the subject matter hereof.

17.11 Waiver of Damages.

In no event shall Lender be liable to Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and Borrower waives all claims for punitive, exemplary or consequential damages.

17.12 Claims Against Lender.

Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within three (3) months after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter. Borrower waives any claim, set-off or defense against Lender arising by reason of any alleged default by Lender as to which Borrower does not give such notice timely as aforesaid. Borrower acknowledges that such waiver is or may be essential to Lender’s ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrower with regard to the Loan.

17.13 Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDER. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE

JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF DALLAS, COUNTY OF DALLAS AND STATE OF TEXAS, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY TEXAS STATE OR UNITED STATES COURT SITTING IN THE CITY OF DALLAS AND COUNTY OF DALLAS MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

17.14 Set-Offs.

After the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs Lender from time to time to charge Borrower’s accounts and deposits with Lender (or its Affiliates), and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Note or under any other Loan Document. Borrower hereby grants to Lender a security interest in and to all such accounts and deposits maintained by the Borrower with Lender (or its Affiliates).

17.15 Lender’s Consent.

Wherever in this Agreement there is a requirement for Lender’s consent and/or a document to be provided or an action taken “to the satisfaction of Lender”, it is understood by such phrase that, except as expressly modified herein, Lender shall exercise its consent, right or judgment in its sole discretion.

17.16 Notices.

Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three (3) Business Days after mailing; (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service; or (d) if by telecopier on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

If to Borrower:

Ameris Bancorp

310 First Street,

Moultrie, Georgia 31768

Attention: Dennis J. Zember, Jr.

Telephone: 229-890-6383

Facsimile: 229-890-2235

With a copy to:

Rogers & Hardin LLP

2700 International Tower

229 Peachtree Street NE

Atlanta, Georgia 30703

Attention: Jody L. Spencer

Telephone: 404-420-4611

Facsimile: 404-230-0972

If to Lender:

NexBank SSB

2515 McKinney Avenue, Suite 1100

Dallas, Texas 75201

Attention: Matt Siekielski

Telephone: 972-934-4724

With a copy to:

NexBank SSB

2515 McKinney Avenue, Suite 1100

Dallas, Texas 75201

Attention: Joshua Bock

Telephone: 972-934-4700

Facsimile: 972-934-4785

With a copy to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

Attention: Darrel Rice

Telephone: 214-651-5969

Facsimile: 214-200-0664

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

17.17 Waiver of Jury Trial.

BORROWER AND LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

17.18 No Oral Agreements.

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature page follows.]

EXECUTED as of the date first set forth above.

BORROWER:

AMERIS BANCORP

By:	/s/ Edwin W. Hortman, Jr.
Name:	Edwin W. Hortman, Jr.
Title:	President & CEO

LENDER:

NEXBANK SSB

By:	/s/ Matt Siekielski
Name:	Matt Siekielski
Title:	Chief Operating Officer

[Signature Page to Loan Agreement]

EXHIBIT A

Certificate of Compliance

NexBank SSB

2515 McKinney Avenue, Suite 1100

Dallas, Texas 75201

Attn: [—]

Re: Loan Agreement dated as of August 28, 2013 (as amended, modified, supplemented, restated, or renewed, from time to time, the “Agreement”), between AMERIS BANCORP (“Borrower”) and NEXBANK SSB (“Lender”).

Reference is made to the Agreement. Capitalized terms used in this Certificate (including schedules and other attachments hereto, this “Certificate”) without definition have the meanings specified in the Agreement.

Pursuant to applicable provisions of the Agreement, the undersigned, being the Authorized Representative designated in the Agreement, hereby certifies to the Lender that the information furnished in the attached schedules, including, without limitation, each of the calculations listed below are true, correct and complete in all material respects as of the last day of the fiscal periods subject to the financial statements and associated covenants being delivered to the Lender pursuant to the Agreement together with this Certificate (such statements the “Financial Statements” and the periods covered thereby the “reporting period”) and for such reporting periods.

The undersigned hereby further certifies to the Lender that:

1. Borrower’s Compliance with Financial Covenants. As shown below, the Borrower is in full compliance with the Financial Covenants contained in the Agreement. All covenants are expressed as a percentage.

[Note to preparer. The following Financial Covenants are provided as illustration. The actual Financial Covenants must be obtained from the Agreement]

A.	Covenant: Leverage Ratio of not less than 7% tested quarterly

Calculation:

Leverage Ratio = Tier 1 Capital / Average Total Assets

Leverage Ratio             of for period ending                     .

[Borrower to include specific calculation based upon formula outlined in Agreement]

Compliance? (Yes or No)

A-38

B.	Covenant: Fixed Charge Coverage Ratio of less than 1.5 to 1.0 tested quarterly

Calculation:

Fixed Charge Coverage Ratio = Adjusted EBITDA / Consolidated Fixed Charges

Fixed Charge Coverage Ratio of             for period ending                     .

[Borrower to include specific calculation based upon formula outlined in Agreement]

Compliance? (Yes or No)

2. Bank’s Compliance with Financial Covenants. As shown below, the Bank is in full compliance with the Financial Covenants contained in the Agreement. All covenants are expressed as a percentage.

[Note to preparer. The following Financial Covenants are provided as illustration. The actual Financial Covenants must be obtained from the Agreement]

A.	Covenant: Classified Assets to Tier 1 Capital Ratio of no greater than 50% tested quarterly

Calculation:

Classified Assets to Tier 1 Capital Ratio = Classified Assets / (Tier 1 Capital + Allowance for Loan and Lease Losses)

Classified Assets to Tier 1 Capital Ratio of             for period ending                     .

[Borrower to include specific calculation based upon formula outlined in Agreement]

Compliance? (Yes or No)

B.	Covenant: Non-Performing Assets to Net Capital Ratio of 40% or less tested quarterly

Calculation:

Non-Performing Assets to Net Capital Ratio = (Total Non-Accrual Loans + Other Real Estate Owned of such Person) / ((Total Capital + unrealized losses (gains) on securities + Allowance for Loan and Lease Losses) - (Intangible Assets))

Non-Performing Assets to Net Capital Ratio of             for period ending                     .

[Borrower to include specific calculation based upon formula outlined in Agreement]

Compliance? (Yes or No)

C.	Covenant: Leverage Ratio of not less than 8% tested quarterly

Calculation:

Leverage Ratio = Tier 1 Capital / Average Total Assets

Leverage Ratio of             for period ending                     .

[Borrower to include specific calculation based upon formula outlined in Agreement]

Compliance? (Yes or No)

D.	Covenant: Total Risk-Based Capital Ratio of 12% or greater tested quarterly

Calculation:

Total Risk-Based Capital Ratio = (Tier 1 Capital + Tier 2 Capital) / Total Risk-Weighted Assets

Total Risk-Based Capital Ratio of             for period ending                     .

[Borrower to include specific calculation based upon formula outlined in Agreement]

Compliance? (Yes or No)

E.	Covenant: Bank shall at all times maintain at least $15,000,000 in the Depository Account

Borrower has                      on deposit in the Depository Account for period ending                     .

Compliance? (Yes or No)

3. Review of Condition. The undersigned has reviewed the terms of the Loan Documents, including, but not limited to, the representations and warranties of the Borrower set forth in the Loan Documents and the covenants of the Borrower set forth in the Loan Documents, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower through the reporting periods.

4. Representations and Warranties. The representations and warranties of the Borrower contained in the Loan Documents, including those contained in the Agreement, are true and accurate in all material respects as of the date hereof and were true and accurate in all material respects at all times during the reporting period except as expressly noted on Schedule A hereto.

5. Covenants. During the reporting period, the Borrower observed and performed all of the respective covenants and other agreements under the Loan Documents, and satisfied each of the conditions contained therein to be observed, performed or satisfied by the Borrower, except as expressly noted on Schedule A hereto.

6. No Event of Default. No Event of Default exists as of the date hereof or existed at any time during the reporting period, except as expressly noted on Schedule A hereto.

IN WITNESS WHEREOF, this Certificate is executed by the undersigned      this day of             .

[—]

By:
Authorized Representative

SCHEDULE 11.8

Restrictive Agreements

None.

5